Exhibit 99.2

CONSENT OF RHEO A. BROUILLARD

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as a person about to become a director of Berkshire Hills Bancorp, Inc. (“Berkshire Hills Bancorp”) in the Proxy Statement/Prospectus of Berkshire Hills Bancorp and SI Financial Group, Inc. (“SI Financial”) included in the Registration Statement on Form S-4 of Berkshire Hills Bancorp, filed pursuant to the Securities Act in connection with the Agreement and Plan of Merger, dated as of December 11, 2018, by and between Berkshire Hills Bancorp and SI Financial, pursuant to which SI Financial will merger with and into Berkshire Hills Bancorp, with Berkshire Hills Bancorp as the surviving entity.

/s/ Rheo A. Brouillard
Rheo A. Brouillard
February 4, 2019